                                                                      EXHIBIT 11

                             J. RAY MCDERMOTT, S.A.
                   STATEMENT RE COMPUTATION OF PER SHARE LOSS
                 FOR THE TWO FISCAL YEARS ENDED MARCH 31, 1997

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED


                                                   1997        1996
                                                   ----        ----
Net Income (Loss)                               $(11,826)    $   187
---------------------------------------------------------------------
Less dividend requirements of preferred stock:
 Series A                                         (7,200)     (7,200)
 Series B                                            -          (511)
---------------------------------------------------------------------
Net loss for primary computation                $(19,026)    $(7,524)
=====================================================================
Weighted average number of common
 shares outstanding during the year           40,376,361  39,499,972
=====================================================================
Net loss per common and common
 equivalent share /(1)/                         $  (0.47)    $ (0.19)
=====================================================================

/(1)/ Net loss per common and common equivalent share assuming full dilution are the same for the fiscal years presented.

Earnings per share are not presented for fiscal year 1995 because JRM was not a separate entity with its own capital structure for that period.